Exhibit 99.1

225 North Shore Drive Pittsburgh, PA 15212-5861 www.eqt.com

July 1, 2008

On June 30, 2008, Equitable Resources, Inc. (“Old Equitable”) reorganized into a holding company structure in which a newly formed Pennsylvania corporation also named Equitable Resources, Inc. (“New EQT”) became the holding company of the Old Equitable family of companies.  The primary purpose of this reorganization was to separate Old Equitable’s state-regulated distribution operations into a new subsidiary in order to better segregate our regulated and unregulated businesses and improve overall financing flexibility.

In connection with the reorganization, Old Equitable transferred to New EQT all of the assets and liabilities of Old Equitable other than those associated with our Equitable Gas Company division.  New EQT and its subsidiaries will continue to conduct the same businesses and operations that Old Equitable conducted prior to the reorganization.

Shareholders do not have to take any action in connection with the reorganization.  Your shares of common stock of Old Equitable have automatically been exchanged for shares of the common stock of New EQT.  The shares of New EQT have the same rights and terms as the shares of Old Equitable and are listed for trading on the New York Stock Exchange by the same ticker symbol (EQT).  In addition, Old Equitable’s Dividend Reinvestment and Stock Purchase Plan will continue after the reorganization as the Dividend Reinvestment and Stock Purchase Plan of New EQT.

If you have any questions about the reorganization, please do not hesitate to contact Kimberly L. Sachse, Deputy General Counsel and Corporate Secretary by calling 412-553-5780.

Sincerely,

Murry S. Gerber
Chairman and Chief Executive Officer